Exhibit 10.1

INFOSPACE, INC.

INDEMNIFICATION AGREEMENT

     THIS AGREEMENT entered into between InfoSpace, Inc., a Delaware corporation ("Company") and [INSERT NAME] ("Indemnitee") is effective as of [INSERT DATE] (the "Effective Date").

     WHEREAS, it is essential to the Company to retain and attract as directors, officers, and employees the most capable persons available;

WHEREAS, Indemnitee is a director, and/or officer, and/or employee of the Company;

     WHEREAS, both the Company and Indemnitee recognize the substantial risk of litigation and other claims that may be asserted against directors, officers, and employees of corporations; and

     WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability to enhance Indemnitee’s continued and effective service to the Company, and to induce Indemnitee to provide that service to the Company as a director, officer, and/or employee, the Company provides, by means of this Agreement, (i) for the indemnification of, and the advancing of expenses to, Indemnitee to the fullest extent permitted by law, and, (ii) for the coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies, to the extent such insurance is maintained and includes Indemnitee as a covered party.

     NOW, THEREFORE, in consideration of the above promises and of Indemnitee’s continued service to the Company directly or, at its request, with another enterprise, the parties agree as follows:

1.	DEFINITIONS:

1.1. "Board" shall mean the Board of Directors of the Company. Where appropriate, the term

"Board" includes any committee of the Board of Directors to which the Board of Directors has delegated authority to take the described action.

     1.2. "Change in Control" shall mean, the earliest occurrence after the date of this Agreement, of any of the following events: (a) any Person (other than a trustee or other fiduciary who holds securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that represent 20% or more of the total voting power of the Company’s then outstanding Voting Securities; (b) during any period of two consecutive years, the Original Directors cease for any reason to constitute a majority of the Board; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of either the Company or the surviving entity; (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets, or (e) there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company is then subject to such reporting requirement. As used in this definition: (i) "Voting

Securities" shall mean any securities of the Company that vote generally in the election of directors; (ii) "Person" shall have the meaning used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended; (iii) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 of that Act; and (iv) "Original Directors" shall mean the individuals who, at the beginning of the applicable period, constitute the Board plus any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.

     1.3. "Disinterested Director" shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

     1.4. "Expenses" shall mean any expense paid or incurred in connection with investigating, defending, being a witness in, or participating in (a) any Proceeding or (b) establishing a right to indemnification under Sections 2 or 5 of this Agreement. Expenses include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts and other advisors (including accountants), travel expenses, duplicating costs, postage, delivery service fees, filing fees, and all other disbursements or expenses of the types typically incurred by parties, witnesses, and other participants in connection with a Proceeding.

     1.5. "Indemnifiable Event" shall mean any alleged event or occurrence related to anything done, not done, or witnessed by Indemnitee in any capacity listed in this sentence, and further related to the fact that Indemnitee (a) is or was a director, officer, agent, or employee of the Company, (b) is or was serving, at the request of the Company, as a director, officer, employee, trustee, agent, limited partner, member or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, and/or (c) was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company, or of another enterprise at the request of such predecessor corporation. Indemnifiable Events include all such events that take place either before or after the execution of this Agreement.

     1.6. "Independent Counsel" shall mean the person or body appointed to be the Reviewing Party under the circumstances and provisions described in Section 3.

     1.7. "Proceeding" shall mean any legal dispute that relates to an Indemnifiable Event. The legal disputes that constitute Proceedings include any threatened, pending, or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation, or any other actual, threatened, or completed proceeding (including any and all appeals), whether conducted by the Company or any other party, whether formal or informal, and whether civil, criminal, administrative, investigative, or other, and in each case whether or not commenced prior to the date of this Agreement.

     1.8. "Reviewing Party" shall mean the person, persons, or entity that has the authority to determine whether Indemnitee is entitled to indemnification.

2.	AGREEMENT TO INDEMNIFY.

2.1. General Agreement. In the event Indemnitee was, is, or is threatened to become a party to,

witness in, or other participant in a Proceeding, the Company shall indemnify Indemnitee from and against any and all (a) Expenses, liability, loss, judgments, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement, (b) interest, assessments, or other charges imposed thereon, and (c) federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement.

Company's indemnification obligation in this paragraph shall be applied to the fullest extent permitted by applicable law. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s articles of incorporation, by-laws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change; to the extent that such change(s) would narrow the Indemnitee's rights or the Company's obligations hereunder, they will not limit or affect the scope of this Agreement; provided, however, that any changes required by applicable law to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow the Indemnitee's rights or the Company's obligations hereunder.

2.2. Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary,

Indemnitee shall not be entitled to indemnification or advancement pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee unless (a) the Company has joined in, or the Board has consented to, such Proceeding; or (b) the Proceeding is one to enforce indemnification rights under Section 5.

     2.3. Expense Advances. If so requested by Indemnitee, the Company shall advance any and all Expenses to Indemnitee ("Expense Advances") within 20 calendar days after the receipt by the Company of a statement from Indemnitee requesting such Expense Advances, whether before or after final disposition of any Proceeding. Expense Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the provisions of this Agreement. The Indemnitee shall qualify for Expense Advances solely upon the execution and delivery to the Company of an undertaking (in form and substance reasonably satisfactory to the Company) providing that the Indemnitee undertakes to repay the Expense Advance if and to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. Expense Advances shall include any and all Expenses incurred pursuing an action to enforce this right of advancement. If Indemnitee has commenced legal proceedings in a court of competent jurisdiction in the State of Delaware to secure a determination that Indemnitee should be indemnified under applicable law, as provided in Section 4, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made (as to which all rights of appeal have been exhausted or have lapsed). Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon. For the sake of clarity, Expense Advances shall not be considered personal loans.

     2.4. Mandatory and Partial Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits in defense of any claim, issue, or matter in a Proceeding, Indemnitee shall be indemnified against all Expenses incurred in connection with that claim, issue, or matter. If Indemnitee is entitled to indemnification by the Company for some, but not all, of the total amount paid or incurred by Indemnitee in the Proceeding or other legal action to which the Expenses relate, the Company shall indemnify Indemnitee for the portion to which Indemnitee is entitled.

     2.5. Primacy of Indemnification. In the event that Indemnitee has rights to indemnification, advancement of expenses, or liability insurance provided by a third party or affiliates of Indemnitee (collectively, the "Outside Indemnitors"), this section 2.5 shall govern the relationship between the indemnification provided by the Company and that provided by the Outside Indemnitors. The Company shall be the indemnitor of first resort, i.e., its obligations to the Indemnitee under this Agreement and any indemnity provisions set forth in its

Certificate of Incorporation, Bylaws, or elsewhere (collectively, "Indemnity Arrangements") are primary, and any obligation of the Outside Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitee is secondary and excess. The Company shall advance the full amount of expenses incurred by the Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Indemnitee, to the extent legally permitted and as required by any Indemnity Arrangement, without regard to any rights the Indemnitee may have against the Outside Indemnitors. The Company irrevocably waives, relinquishes, and releases the Outside Indemnitors from any claims against the Outside Indemnitors for contribution, subrogation, or any other recovery of any kind arising out of or relating to any Indemnity Arrangement. No advancement or indemnification payment by any Outside Indemnitor on behalf of the Indemnitee shall affect the foregoing, and the Outside Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company. The Company and the Indemnitee agree that the Outside Indemnitors are express third party beneficiaries of the terms of this Section 2.5. The Company, on its own behalf and on behalf of its insurers to the extent allowed by the policies, waives subrogation rights against Indemnitee.

3.	REVIEWING PARTY.

3.1. Unless there has been a Change in Control, the Reviewing Party shall be: (a) the Board of

Directors of the Company acting by a majority vote of Disinterested Directors, whether or not such majority constitutes a quorum of the Board of Directors; (b) a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, whether or not such majority constitutes a quorum; or (c) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by Independent Counsel.

     3.2. After a Change in Control, or if there are no Disinterested Directors, the Reviewing Party shall be the Independent Counsel. With respect to all matters arising from a Change in Control concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s articles of incorporation or by-laws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel.

4.	INDEMNIFICATION PROCESS AND APPEAL.

4.1. Indemnification Payment. Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from the Company in accordance with this Agreement within 30 calendar days after Indemnitee has made written demand on the Company for indemnification, unless the Reviewing Party has provided a written determination to the Company that Indemnitee is not entitled to indemnification under applicable law. The Reviewing Party making the determination with respect to Indemnitee’s entitlement to indemnification shall notify Indemnitee of such written determination no later than two business days after providing such notice to Company. A demand for indemnification under this Agreement shall include such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.

     4.2. Suit to Enforce Rights. Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court of competent jurisdiction in the State of Delaware seeking an initial determination by the court or challenging any determination by the Reviewing Party if:

     (a) no determination of entitlement to indemnification has been made within 30 calendar days after Indemnitee has made a demand in accordance with Section 4.1;

     (b) payment of indemnification pursuant to Section 4.1 is not made within 30 calendar days after Indemnitee has made a demand in accordance with Section 4.1;

     (c) the Reviewing Party determines pursuant to Section 4.1 that Indemnitee is not entitled to indemnification under this Agreement; or

     (d) Indemnitee has not received advancement of Expenses within 20 calendar days after making such a request in accordance with Section 2.3.

     Any determination by the Reviewing Party not challenged by the Indemnitee on or before the first anniversary of the date of the Reviewing Party’s determination shall be binding on the Company and Indemnitee. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee in law or equity.

4.3.	Defense to Indemnification, Burden of Proof, and Presumptions.

(a) To the maximum extent permitted by applicable law, in making a determination with respect to entitlement to indemnification (or advancement of expenses) hereunder, the Reviewing Party shall presume that an Indemnitee is entitled to indemnification (or advancement of expenses) under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 4.1 of this Agreement, and the Reviewing Party shall place the burden of proof on the Company to overcome that presumption in connection with the making of any determination contrary to that presumption.

     (b) It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed; provided that the burden of proving Indemnitee is not entitled to indemnification shall be on the Company.

     (c) The following shall not be defenses to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief or understanding: (i) the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief or understanding, or (ii) the Reviewing Party's determination that Indemnitee has not met such standard of conduct or did not have such belief or understanding.

     (d) For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that (i) Indemnitee did not meet any particular standard of conduct or have any particular belief or understanding or (ii) that a court has determined that indemnification is not permitted by applicable law.

5.	INDEMNIFICATION FOR EXPENSES INCURRED IN ENFORCING RIGHTS.

5.1. The Company shall indemnify Indemnitee against any and all Expenses that are incurred by

Indemnitee in connection with any claim asserted against or action brought by Indemnitee for:

(a) enforcement of this Agreement;

     (b) indemnification of Expenses or Expense Advances by the Company under this Agreement or any other agreement or under applicable law or the Company’s articles of incorporation or by-laws, now or hereafter in effect, relating to indemnification for Indemnifiable Events; and/or

     (c) recovery under directors’ and officers’ liability insurance policies maintained by the Company.

     5.2. If requested by Indemnitee, the Company shall advance such Expenses to Indemnitee on such terms and conditions set forth in Section 2.3.

6.	NOTIFICATION AND DEFENSE OF PROCEEDING.

6.1. Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding,

Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of that commencement; provided that the omission so to notify the Company will not relieve it from any liability that it may have to Indemnitee, except to the extent such failure to make notice has actually impaired the Company’s ability to defend that Proceeding.

6.2.	Defense.

(a) With respect to any Proceeding for which the Indemnitee has provided notice to

Company, the Company will be entitled to participate in the Proceeding at its own expense and, unless Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, the Company may assume the defense of such Proceeding with counsel reasonably satisfactory to Indemnitee; provided, however, that under no circumstances may the Company assume the defense of any Proceeding brought by or on behalf of the Company

     (b) After notice from the Company to Indemnitee of its election under Section 6.2.(a) to assume the defense of any Proceeding, the Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than expenses, including attorneys' fees, associated with monitoring the Proceeding for purposes of ascertaining whether a conflict between Indemnitee and the Company develops subsequent to the Company's assumption of the defense of the Proceeding, reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless:

(i) the employment of counsel by Indemnitee has been authorized by the Company;

     (ii) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel;

     (iii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between Indemnitee and the Company (or any other person or persons included in the joint defense) or

     (iv) the Company has not within 30 calendar days employed counsel to assume the defense of such Proceeding.

     (c) If the Company has selected counsel to represent Indemnitee and Indemnitee reasonably objects to such counsel selected by the Company, then Indemnitee shall be permitted to employ counsel of Indemnitee's choice, and the fees and expenses of such counsel shall be at the expense of the Company; provided, however, that such counsel shall be chosen from amongst the list of counsel, if any, approved by any company with which the Company obtains or maintains insurance. In the event separate counsel is retained by an Indemnitee pursuant to this paragraph, the Company shall cooperate with Indemnitee with respect to the defense of the Proceeding, including making documents, witnesses, and other reasonable information related to the defense available to the Indemnitee and such separate counsel pursuant to joint-defense agreements or confidentiality agreements, as appropriate.

     6.3. Settlement of Claims. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent.

7. NON-EXCLUSIVITY. The rights of Indemnitee hereunder shall be in addition to any other rights

Indemnitee may have under the laws of the State of Delaware, the Company’s articles of incorporation, by-laws, applicable law, or otherwise.

8. CONTRIBUTION. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee with respect to any Proceeding, or any claim, issue, or matter in a Proceeding, and the Company is jointly liable with Indemnitee for such Proceeding, claim, issue, or matter, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee (whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement or for reasonably incurred Expenses in connection with such claim), in such proportion as is deemed fair and reasonable in light of the circumstances. The following factors shall be considered when determining the amount of such contribution: (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) or transaction(s) giving cause to such Proceeding, claim, issue or matter, and (ii) the relative fault of the Company (and their other directors, officers, employees and agents) and Indemnitee in connection with such event(s) or transaction(s).

9. EXCLUSION. This Agreement shall not apply to a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law.

10. LIABILITY INSURANCE. To the extent the Company maintains an insurance policy or policies providing directors’ or officers’ liability insurance, Indemnitee, if a director or officer of the Company, shall be covered by such policy or policies, in accordance with its or their terms.

11. PERIOD OF LIMITATIONS. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of three years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such three-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

12. AMENDMENT OF THIS AGREEMENT. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

13. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14. NO DUPLICATION OF PAYMENTS. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, by law, or otherwise) of the amounts otherwise indemnifiable hereunder.

15. BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The Company shall require and cause any of its successors

(including successors to all or substantially all of the business and/or assets of the Company), to expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, or employee of the Company, or of any other enterprise at the Company’s request.

16. SEVERABILITY. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

17. CHOICE OF LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS. This Agreement shall be governed by, and its provisions construed and enforced in accordance with, the laws of the State of Delaware, without regard to any conflict of laws principles that might apply the laws of any other jurisdiction. The Company and the Indemnitee each hereby irrevocably and unconditionally agrees and consents to the exclusive jurisdiction and venue of the courts of the State of Delaware for all purposes in connection with any action, suit, or proceeding that arises out of or relates to this Agreement. Each of the Company and the Indemnitee hereby consents to service of any summons, complaint, and any other process that may be served in any such action by sending copies of such process under the procedures set forth in Section 19.

18. PREVIOUS AGREEMENTS. To the extent that Indemnitee has a previous indemnification agreement with or applicable to Company, the indemnification rights and obligations of Indemnitee and the Company with respect to Proceedings that arose or may arise from Indemnifiable Events occurring prior to the Effective Date

(regardless of whether such Proceedings were or are initiated before, on or after the Effective Date) shall be governed by such previous agreement and not this Agreement.

19. NOTICES. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

InfoSpace, Inc. Attention: General Counsel 601 108th Ave NE, Suite 1200 Bellevue, WA 98004

and to Indemnitee at:

[INSERT INDEMNITEE NAME AND ADDRESS]

     All notices and other communications required or permitted hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to be received (a) five days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one business day after the business day of deposit with an overnight courier, freight prepaid.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

COMPANY: InfoSpace, Inc.

By: Name: Title:

INDEMNITEE:

[Print Name]